Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $0.01 par value, of Alliance Bancorp, Inc. of Pennsylvania. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of November 22, 2013.

MHC Mutual Conversion Fund, L.P.

By: Clover Partners, L.P., general partner

By: Clover Investments, L.L.C., general partner

By:	/s/ John Guerry
Name: John Guerry
Title: Principal

Clover Partners, L.P.

By: Clover Investments, L.L.C., general partner

By:	/s/ John Guerry
Name: John Guerry
Title: Principal

Clover Investments, L.L.C.

By:	/s/ John Guerry
Name: John Guerry
Title: Principal

/s/ Michael C. Mewhinney
Michael C. Mewhinney